Exhibit 99.1

News Release

For Immediate Release
Novelis Reports Higher Net Income for Second Fiscal Quarter on
Improved Sales across all Geographic Regions
World’s Leading Producer of Aluminum Rolled Products Credits Continued
Success of Operational Efficiency Initiatives for the Higher Results
ATLANTA, Nov. 3, 2009 — Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $195 million for the second quarter of fiscal 2010 ended September 30, 2009, a 36 percent increase over net income of $143 million reported for the immediately preceding first fiscal quarter. Second quarter net income for the current year compares to a net loss of $104 million reported for the same period a year ago.
Results for the second fiscal quarter included $254 million of unrealized gains on derivatives as compared to $299 million of gains in the immediately preceding first quarter of fiscal 2010, and $221 million of losses in the corresponding three-month period a year ago. The company uses these derivatives primarily to hedge exposures to fluctuations in aluminum prices related to customer fixed-price contracts as well as fluctuations in other commodities and currencies.
Shipments of aluminum rolled products totaled 693 kilotonnes for the quarter, an increase of nearly 7 percent over shipments of 650 kilotonnes for the immediately preceding first quarter. Shipments increased across each of the company’s four geographic regions, with the most significant increases in sequential quarter shipments recorded in Europe and South America.
Net sales for the second quarter reached $2.2 billion, an increase of more than 11 percent over net sales for the immediately preceding first quarter of fiscal 2010, driven primarily by higher metal prices and modest increases in demand. Net sales for this year’s second quarter were 26 percent lower than net sales of $3.1 billion posted during the same period a year ago, the result of industry-wide reductions in year-over-year demand for aluminum and the corresponding impact of lower metal prices.
“I am pleased to report that Novelis continued to make strong improvements in virtually all aspects of operational performance during the most recently completed quarter,” said Phil Martens, President and Chief Operating Officer for the company. “I am particularly pleased that the effects of our cash management and operational efficiency initiatives continue to generate measurable returns across Novelis’ global operations. We believe these initiatives are gaining traction as we continue to refine our business model, positioning Novelis for improved performance as we prepare to take advantage of future growth in demand for our premium rolled products around the globe.”

Financial highlights of the company’s overall performance for the second fiscal quarter include:
•	Pre-tax earnings of $301 million for the second fiscal quarter grew 10 percent over the $273 million in pre-tax earnings recorded for the first quarter of the fiscal year, and compare to a pre-tax loss of $272 million posted for the same period a year ago.

•	Adjusted EBITDA for the second quarter of fiscal 2010 grew to $200 million, an increase of 61 percent over adjusted EBITDA of $124 million recorded for the first quarter of the fiscal year, and an increase of 125 percent over adjusted EBITDA of $89 million posted for the same three-month period a year ago.

•	Liquidity improved to $555 million at the end of the second fiscal quarter, representing an increase of $109 million, or 24 percent, over liquidity of $446 million reported at the close of the first fiscal quarter. The improved liquidity resulted primarily from net cash generated from operating activities and proceeds from the completion of the company’s $185 million offering of Senior Unsecured Notes on August 11, 2009, $94 million of which was used to pay down other debt.
Steve Fisher, Chief Financial Officer for Novelis, pointed to the progress made by the company in reducing conversion costs as a key contributor to Novelis’ improved financial results for the second quarter. “We continue to make significant progress in reducing conversion costs through internal cost controls, ongoing restructuring initiatives and the benefits of overall cost deflation,” said Fisher. “Among the conversion costs that showed measurable declines again this quarter were costs related to labor, energy, alloys, hardeners and coatings.”
Other factors impacting the company’s financial performance for the second quarter include:
•	Aluminum prices continued to rise during the second quarter, with the average price of aluminum on the London Metal Exchange (LME) in the second quarter reaching $1,805 per metric ton, an increase of 21 percent from the average price on the LME of $1,488 in the first quarter. Despite the rise of aluminum prices over the past few quarters, average prices remain 35 percent lower than the average LME price of $2,792 per metric ton for the same period a year ago.

•	Price and product mix improvements more than offset volume reductions as compared to the same three-month period a year ago.

•	Second quarter cash flow was reduced by $54 million as a result of metal price ceilings previously negotiated with a major customer which expire at the end of the current calendar year. Effective January 1, 2010, the company’s contracts no longer contain metal price ceilings.

•	Second quarter results were also impacted by a $26 million reduction in tax expense related to reserves for withholding tax issues in the U.S. and $3 million in restructuring charges.
Quarterly Report on Form 10-Q
The results described in this news release have been reported in detail on the company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the company’s financial position and results through September 30, 2009. The Novelis Form 10-Q and other SEC filings are available for review on the company’s website at www.novelis.mediaroom.com under “SEC Filings”.

Second Quarter Earnings Conference Call
Novelis will discuss its second quarter results via a live webcast and conference call for investors at 10:00 a.m. EST on Tuesday, November 3, 2009. Participants may access the webcast at https://cc.callinfo.com/r/1bt3w091e5f7x. To join by telephone, dial toll-free in North America at 800 908 0783 or international toll line +1 212 231 2903. Access information may also be found at www.novelis.com.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has approximately 12,000 employees and reported revenue of $10.2 billion in fiscal year 2009. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, South America, Europe and Asia. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flow, Liquidity, and Reconciliation to Adjusted EBITDA.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include, among other matters, the positive outlook for our business, improvement in our financial performance, the impact of operational efficiency initiatives, the projected growth in demand for aluminum rolled products, and the positioning of the company to take advantage of such growth in demand for aluminum rolled products. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in global economic conditions, the level of our indebtedness and our ability to generate cash; relationships with, and financial and operating conditions of, our customers and suppliers; changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the effect of metal price ceilings in certain of our sales contracts; our ability to successfully negotiate with our customers to remove or limit metal price ceilings in our contracts; the effectiveness of our metal hedging activities, including our internal used beverage can and smelter hedges; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan; changes in the relative values of various currencies; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreements and other financing arrangements; and the development of the most efficient tax structure for the Company. The above list of factors is not exhaustive. Other important risk factors are included under the caption “Risk Factors” in our Amendment No.1 to our Registration Statement on Form S-4, as filed with the SEC on October 20, 2009, and may be discussed in subsequent filings with the SEC. Further, the risk factors included in our Amendment No.1 to our Registration Statement on Form S-4, as filed with the SEC on October 20, 2009, are specifically incorporated by reference into this news release.
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Media Contact:	Investor Contact:
Charles Belbin	Randy Miller
+1 404 814 4260	+1 404 814 4259
charles.belbin@novelis.com	randy.miller@novelis.com

Exhibit I
Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In millions)

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$2,181	$2,959	$4,141	$6,062

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,728	2,791	3,261	5,622
Selling, general and administrative expenses	83	89	161	173
Depreciation and amortization	92	107	192	223
Research and development expenses	9	10	17	22
Interest expense and amortization of debt issuance costs	44	46	87	91
Interest income	(3)	(5)	(6)	(10)
(Gain) loss on change in fair value of derivative instruments, net	(80)	185	(152)	120
Restructuring charges, net	3	—	6	(1)
Equity in net (income) loss of non-consolidated affiliates	10	(2)	20	—
Other (income) expenses, net	(6)	10	(19)	33

	1,880	3,231	3,567	6,273

Income (loss) before income taxes	301	(272)	574	(211)

Income tax provision (benefit)	87	(168)	199	(133)

Net income (loss)	214	(104)	375	(78)
Net income attributable to noncontrolling interests	19	—	37	2

Net income (loss) attributable to our common shareholder	$195	$(104)	$338	$(80)

Exhibit II
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except number of shares)

	September 30,	March 31,
	2009	2009
ASSETS

Current assets
Cash and cash equivalents	$246	$248
Accounts receivable (net of allowances of $4 and $2 as of September 30, 2009 and March 31, 2009, respectively)
— third parties	1,206	1,049
— related parties	13	25
Inventories	929	793
Prepaid expenses and other current assets	50	51
Fair value of derivative instruments	171	119
Deferred income tax assets	37	216

Total current assets	2,652	2,501
Property, plant and equipment, net	2,769	2,799
Goodwill	611	582
Intangible assets, net	786	787
Investment in and advances to non-consolidated affiliates	764	719
Fair value of derivative instruments, net of current portion	48	72
Deferred income tax assets	5	4
Other long-term assets
— third parties	95	80
— related parties	24	23

Total assets	$7,754	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities
Current portion of long-term debt	$49	$51
Short-term borrowings	177	264
Accounts payable
— third parties	881	725
— related parties	55	48
Fair value of derivative instruments	145	640
Accrued expenses and other current liabilities	428	516
Deferred income tax liabilities	12	—

Total current liabilities	1,747	2,244
Long-term debt, net of current portion
— third parties	2,596	2,417
— related parties	—	91
Deferred income tax liabilities	518	469
Accrued postretirement benefits	528	495
Other long-term liabilities	354	342

Total liabilities	5,743	6,058

Commitments and contingencies

Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 77,459,658 shares issued and outstanding as of September 30, 2009 and March 31, 2009	—	—
Additional paid-in capital	3,497	3,497
Accumulated deficit	(1,592)	(1,930)
Accumulated other comprehensive loss	(22)	(148)

Total Novelis shareholder’s equity	1,883	1,419
Noncontrolling interests	128	90

Total equity	2,011	1,509

Total liabilities and shareholder’s equity	$7,754	$7,567

Exhibit III
Novelis Inc.
CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended
	September 30,
	2009	2008
Net cash provided by (used in) operating activities	$464	$(390)
Net cash provided by (used in) investing activities (A)	(442)	52
Net cash provided by (used in) financing activities	(39)	251

Net decrease in cash and cash equivalents	(17)	(87)
Effect of exchange rate changes on cash balances held in foreign currencies	15	(20)
Cash and cash equivalents — beginning of period	248	326

Cash and cash equivalents — end of period	$246	$219

(A)	Investing activities for the six months ended September 30, 2009 includes $416 million of net outflow from settlement of derivative instruments. The six months ended September 30, 2008 includes net inflow of $94 million from settlement of derivative instruments.
Exhibit IV
Novelis Inc.
LIQUIDITY AS OF SEPTEMBER 30, 2009 AND MARCH 31, 2009
(in millions)

	September 30,	March 31,
	2009	2009
Cash and cash equivalents	$246	$248
Overdrafts	(11)	(11)
Gross availability under the ABL facility	400	233
Borrowing availability limitation due to fixed charge coverage ratio	(80)	(80)

Total estimated liquidity	$555	$390

Exhibit V
RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON
SHAREHOLDER TO ADJUSTED EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

(in millions)	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
Net income (loss) attributable to our common shareholder	$195	$143	$(104)

Interest, net	(41)	(40)	(41)
Income tax (provision) benefit	(87)	(112)	168
Depreciation and amortization	(92)	(100)	(107)
Noncontrolling interests	(19)	(18)	1

EBITDA	435	413	(125)

Unrealized gain (loss) on derivatives	254	299	(220)
Proportional consolidation	(17)	(16)	(18)
Restructuring charges, net	(3)	(3)	—
Others costs, net	1	9	24

Adjusted EBITDA	$200	$124	$89